Exhibit 99.1
Horsehead Holding Corp. Announces Second Quarter 2009 Earnings
Pittsburgh, PA., August 6, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported a consolidated net loss of $(9.3) million for the second quarter of 2009, or $(0.26) per diluted share, on net sales of $47.6 million. The net loss included non-cash, after tax charges in the quarter of $1.1 million related to hedges and $1.6 million related to accrued expenses associated with increased inventory levels of electric arc furnace (“EAF”) dust during the quarter for a combined effect of $(0.08) per diluted share. For the second quarter of 2008, Horsehead reported consolidated net income of $13.9 million, or $0.39 per diluted share, on net sales of $130.5 million.
Some of the major factors affecting the second quarter results compared to the same period in the prior year include:
•	A 64% decline in revenue, primarily attributable to a 30% decrease in the price of zinc and a 34% decline in zinc product shipments; and

•	A 41% decrease in EAF dust receipts from the prior year period as reported domestic steel production declined approximately 50%.
Cash and cash equivalents including restricted cash were $84.7 million at the end of the quarter, compared to $69.0 million at the end of the same period in the prior year. The Company had $0.3 million of debt at June 30, 2009 and $28.2 million of availability under its revolving credit facility.
“Our performance during the second quarter was better than the first quarter but continued to reflect very soft market conditions when compared to the prior year quarter. Our primary focus during the quarter was to implement several actions to rationalize excess capacity, cut overhead and reduce working capital needs to preserve liquidity,” said Jim Hensler, President and Chief Executive Officer. “Market demand for our products and services increased slowly throughout the second quarter. On a sequential quarter basis, comparing the second quarter to the first quarter of 2009, net sales increased 20% and net loss per diluted share improved 38% as the LME price of zinc increased 26%, shipments of zinc products increased by 3% and EAF dust receipts increased by 6%. The increase in zinc price was not fully realized in the quarter due to the lag effect in some of our contracts. The improvement in demand for zinc products that we experienced by the end of the quarter coupled with our own low inventory levels led to the decision to restart a fifth smelting furnace at the Monaca facility in July. It is significant to note that as a result of the actions taken to reduce operating costs and working capital needs along with the modest improvement in general market conditions, the company began generating cash from operations by the end of the quarter.”
Hensler further commented, “Domestic steel production has increased slowly, but steadily over the past several weeks. As a result, EAF dust generation has been increasing but remains significantly below a year ago. Our EAF dust receipts have increased due to higher steel industry output along with our acquisition of EAF dust contracts from Envirosafe Services of Ohio, Inc. (ESOI) on June 1. We are now operating our two larger recycling plants at close to capacity but continue to have our facilities in Rockwood, Tennessee, Beaumont, TX and Bartlesville, OK idled. We are monitoring the EAF dust market very closely and expect to resume operations in Rockwood when EAF dust generation is sustained at a higher level.”

Second Quarter Financial Highlights
Compared to the same quarter last year:
•	Product shipments decreased 14,584 tons, or 33.8%, to 28,530 tons for the quarter.

•	Net sales decreased $82.9 million, or 63.5%, to $47.6 million. Lower average price realization, reflecting the decline in the average LME price of zinc, and lower shipment volume reduced sales $24.5 million and $37.3 million, respectively. Current quarter net sales were further reduced by $0.9 million relating to our hedging activities in 2009, of which $1.8 million was related to put options. In comparison, the second quarter 2008 net sales included a favorable $16.7 million effect relating to our hedging activities. The quarter closed with a LME zinc price of $0.71/lb, compared to $0.85/lb on June 30, 2008.

•	Cost of sales (excluding depreciation) decreased $46.2 million, or 46.2%, to $53.9 million reflecting reduced prices on purchased feeds, cost reduction initiatives and reduced production and shipment levels. Reduced costs were partially offset by a $2.4 million non-cash charge for an increase in EAF dust inventory during the quarter.
Cash used by operating activities (excluding investing activities) was $6.9 million for the quarter ended June 30, 2009. Investing activities for the quarter consisted of capital spending of $6.3 million and acquisition of intangible assets from ESOI of $3.0 million. Cash and cash equivalents were $78.8 million as of June 30, 2009 excluding restricted cash of $5.9 million raised during the quarter to fund a portion of the Barnwell project.
Second Quarter Shipments and Production Data

	Quarter ended June 30,
	2009	2008
Zinc production — tons	23,818	36,186
Zinc product shipments — tons	28,530	43,114
Zinc contained	26,031	38,866
Net sales realization
Zinc products – per lb	$0.69	$1.06
Zinc products – per lb zinc contained	$0.75	$1.18
LME average zinc price – per lb	$0.67	$0.96
On-going Cost Reduction and Growth Initiatives
According to Mr. Hensler, “We continue to take aggressive action to reduce costs and minimize working capital needs in the face of weak, though improving market conditions. The actions we have taken thus far to rationalize excess capacity, reduce overhead and make strategic acquisitions and capital investments to lower cost and increase market share have improved liquidity in this difficult market. While business conditions are showing early signs of an improvement, it is unclear whether this trend will continue. Our focus over the balance of this year will be to closely monitor market conditions and slowly add capacity as needed while controlling costs and minimizing working capital needs.”

Hensler also noted, “Construction of our new EAF dust processing facility in Barnwell, South Carolina continues to progress according to plan. Through the second quarter we have spent or committed approximately $40 million of the expected $68 million investment. In addition, in June we secured $5.9 million of New Market Tax Credit (NMTC) funds which will reduce our remaining cash investment in the project. We continue to monitor activity in the steel industry to gauge the pace at which we should continue the construction process. Given the recent upward trend in steel production and the access to NMTC funding, we plan to continue construction activity on the first of two kilns and will re-evaluate this decision should conditions in the steel industry change. The acquisition of the ESOI EAF dust service contracts has started to add low-cost feedstock to our business. June was a transition month as mills under contract with ESOI began to take the necessary steps to begin shipping to our recycling plants. We expect dust volumes from these contracts to increase in the second half of the year.”
“We filed a universal shelf registration with the Securities and Exchange Commission on July 16, 2009. This action was taken to provide the company with the flexibility to access the capital markets in the event that strategic opportunities or other capital needs develop.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, August 7, 2009, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (800) 230-1074
International: (612) 234-9959
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.15/att/confcast . Enter Conference ID# 107506 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Friday, August 7, 2009 and ending on Friday, August 14, 2009 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 107506
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 800 people and has seven locations throughout the U.S. Visit http://www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net Sales	$47,612	$130,523	$87,420	$244,971
Cost of sales (excluding depreciation)	53,922	100,160	109,317	192,930

Gross profit (loss) (excluding depreciation)	(6,310)	30,363	(21,897)	52,041
Depreciation	3,653	2,946	7,213	5,827
S G & A expenses	4,043	5,137	7,746	8,782

Income (loss) from operations	(14,006)	22,280	(36,856)	37,432
Interest expense	607	380	954	729
Interest and other income	117	491	283	1,149

Income (loss) before taxes	(14,496)	22,391	(37,527)	37,852
Income tax provision (benefit)	(5,198)	8,524	(13,420)	14,115

Net income (loss)	$(9,298)	$13,867	$(24,107)	$23,737

Earnings (loss) per diluted share	$(0.26)	$0.39	$(0.68)	$0.67

Weighted average diluted shares outstanding	35,264	35,280	35,259	35,222

EBITDA (1)	$(10,353)	$25,226	$(29,643)	$43,259
Balance Sheet Items (unaudited)

	June 30,	December 31,
	2009	2008
Cash	$78,798	$122,768
Other current assets	75,551	98,422
Property, plant and equipment, net	151,675	136,141
Other assets	18,294	1,147

Total assets	$324,318	$358,478

Current liabilities	36,490	60,278
Long-term debt	282	58
Other long-term liabilities	19,548	11,583
Stockholders’ equity	267,998	286,559

Total liabilities and stockholders’ equity	$324,318	$358,478

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended June 30,
	2009	2008
Net income (loss) (2)	$(9,298)	$13,867
Income tax provision (benefit)	(5,198)	8,524
Interest expense	607	380
Interest and other income	(117)	(491)
Depreciation	3,653	2,946

EBITDA	$(10,353)	$25,226

(2)	The quarter ended June 30, 2008 includes $10.4 million, net of taxes, of unrealized gains associated with open hedge positions.

Contact info:
     Robert D. Scherich
     Vice President & CFO
     Horsehead Holding Corp.
     724.773.9000
SOURCE Horsehead Holding Corp.